Exhibit 99.1
ROHM AND HAAS REPORTS RECORD FIRST QUARTER RESULTS:
EARNINGS INCREASE 30 PERCENT, LED BY
ELECTRONIC MATERIALS
•	Record sales of $2,083 million carried earnings to $207 million, 30 percent higher than 2005.

•	Electronic Materials sets new records for both sales and earnings, with sales up 24% and earnings more than doubled.

•	Strong demand growth in the large chemical businesses: Plastics Additives up 13 percent; Process Chemicals up 10 percent; Architectural and Functional Coatings up 6 percent.
PHILADELPHIA, PA, April 24, 2006 — Rohm and Haas Company (NYSE: ROH) today reported record first quarter 2006 sales of $2,083 million, a 3 percent increase over the same period in 2005. Higher selling prices, necessary to offset continued high raw material and energy costs, accounted for 3 percent. Higher demand accounted for 2 percent, with the impact of currencies an unfavorable 2 percent on the revenue line. First quarter earnings were $207 million, or $0.93 per share, compared to $159 million, or $0.70 per share, for the first quarter of 2005, which included charges related to a stock-based compensation adjustment and early retirement of debt.
First Quarter

	2006	2005	% Change
Sales ($MM)	$2,083	$2,022	3%
Net Earnings ($MM)	$207	$159	30%
Diluted Net Earnings per Share	$0.93	$0.70	33%
“We delivered another outstanding quarter,” said Raj L. Gupta, chairman, president and chief executive officer, “which builds on the momentum of the last three years.” Gupta noted that the company’s first quarter performance highlights the breadth of its differentiated portfolio of products and technologies,
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and their ability to drive growth. “We have been successful in executing portfolio management strategies to shed underperforming business while maintaining our focus on selling technically advanced, higher growth and higher margin product lines, and have managed effectively through an environment of extraordinarily high and volatile raw material and energy costs,” he said. “From an operations perspective, we maintained a tight focus on controllable expenses,” he added.
First Quarter 2006 Business Results
Coatings
Sales in the Coatings segment of $673 million represent an 8 percent increase over first quarter 2005.
•	Architectural and Functional Coatings sales increased 10 percent over the comparable period, due to strong demand and higher selling prices partially offset by the unfavorable impact of currencies. Demand in the decorative paint segment was particularly strong, attributable to mild and dry weather in North America, which provided a strong start to the paint season in both do-it-yourself channels and the contractors market. Expansion in emerging markets, including China, India and Turkey, delivered significant volume growth.

•	Powder Coatings sales increased 4 percent over the prior-year period, due to higher volume and higher selling prices which more than offset the impact of weaker European currencies. The business is achieving steady penetration in emerging markets, such as Asia-Pacific.

•	Automotive Coatings sales decreased 14 percent from the prior year period, reflecting lower demand from U.S. automotive manufacturers. This weaker demand is tempered by growth of the Japanese automobile manufacturers, which are served by our joint venture company.
First quarter earnings for the Coatings business were $51 million, up from $49 million in the same period in 2005, and include a $4 million, after-tax, charge for restructuring and other one-time costs related to the Graphic Arts business. The earnings improvement reflects stronger demand with an improved product mix, and higher selling prices, which more than offset higher raw material and energy costs, and increased operating and support costs.
Monomers
Sales of $473 million were down slightly from $477 million in the same period a year ago. Third party sales of $154 million were down 15 percent from the prior year period, primarily due to lower volumes. Sales to downstream Rohm and Haas specialty businesses were 8 percent higher, due primarily to higher selling prices and slightly higher volume.
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Monomers earnings of $66 million for the quarter increased from $59 million in the same period a year ago. The increase in earnings is primarily due to higher pricing to downstream Rohm and Haas businesses, partially offset by the negative impact of lower third party sales and higher raw material and energy costs. In the quarter, roughly 60 percent of Monomers earnings was generated by sales to the downstream businesses, as compared to roughly 40 percent last year.
Performance Chemicals
Sales of $434 million were up 7 percent over the comparable period in 2005.
•	Sales in Plastics Additives were up 13 percent, driven by strong demand in most regions and higher pricing, partially offset by the unfavorable impact of currencies. Demand was strong in the packaging markets in both China and India, while the building and construction markets in North America and Europe also contributed solid growth.

•	Consumer and Industrial Specialties sales were down 3 percent compared to the same period last year, reflecting lower volume and the unfavorable impact of currencies, partially offset by higher selling prices and favorable mix. The business enjoyed healthy growth in all regions, except Europe, where softness in dispersants depressed sales.

•	Sales for Process Chemicals were up 8 percent from the comparable period a year ago. The increase reflects strong demand for ion exchange resins across several key markets, including industrial water, and increased demand for sodium borohydride, in both synthesis and bleaching segments. Higher selling prices were partially offset by the unfavorable impact of currencies.
Performance Chemicals earnings were $40 million in the quarter, down from $42 million in the prior year period, as the favorable impacts of strong demand and higher pricing were more than offset by higher operating and research costs, increased raw material and energy costs, and increased spending to support new product introductions.
Electronic Materials
Record quarterly sales of $374 million were up 24 percent over the same period in 2005, primarily due to strong demand across most businesses in the Asia-Pacific and North American markets. The Electronics Materials business continues to benefit from the industry expansion which began in mid-2005, with first quarter sales up 6 percent sequentially over the fourth quarter of 2005.
•	Semiconductor Technologies sales increased 27 percent over the same period in 2005, driven by impressive growth in Chemical Mechanical Planarization(CMP) pads and slurries, with all regions showing double-digit growth, and steady improvement in photoresist market share at the advanced technology nodes.
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•	Circuit Board Technology sales were up 6 percent over the same period in 2005, reflecting continued strong growth in Asia-Pacific, partially offset by a weak market environment in North America and Europe.

•	Packaging and Finishing Technologies sales were 36 percent higher than the same period a year ago, driven by strong sales in North America and Asia-Pacific.
Electronic Materials’ advanced technology products, such as deep ultraviolet photoresists, anti-reflective coatings and CMP pads and slurries, posted a 42 percent increase in sales year-over-year. This impressive increase was driven by our strong position in CMP pads that meet the new 300 mm standard.
First quarter 2006 earnings for Electronic Materials were $51 million and reflect record sales and higher margins on advanced technology products. Earnings for the business were $25 million in the same period in 2005, and included $3 million, after-tax, for asset impairment charges and severance and contract lease termination costs at two North American sites.
Salt
Sales of $263 million were down 17 percent versus the same period a year ago, primarily due to weak demand for ice control products as a result of the unusually warm weather early this year in the Midwest and Northeastern United States. Earnings for Salt were $18 million in the quarter, down from $30 million in the prior year period. The impact of lower volumes and higher production and distribution costs more than offset the contribution of higher selling prices.
Adhesives and Sealants
Sales of $185 million were down 4 percent versus the comparable period in 2005, with the impacts of unfavorable currencies and lower demand, partially offset by favorable pricing. The lower demand reflects prior portfolio management initiatives, along with lower demand for some acrylic products that benefited from a tighter monomer supply environment in the prior year. Earnings for Adhesives and Sealants were $15 million, including $1 million, after-tax, in restructuring charges, compared to earnings of $16 million in the first quarter of 2005, with increased raw material and energy costs, higher operating costs, and lower demand, offset by higher selling prices.
Corporate
Corporate expense of $34 million, after-tax, for the quarter was down 45 percent from the $62 million, after-tax, in the first quarter of 2005. The decrease includes $7 million, after-tax, in lower interest expense, reflecting lower debt, and the absence of prior-year charges of $12 million, after-tax, for the early extinguishment of debt and $8 million, after-tax, for a one-time adjustment related to the acceleration of stock-based compensation for retirement-eligible employees.
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First Quarter 2006 Regional Sales Performance
North American sales of $1,121 million were up 3 percent over the comparable period in 2005, the result of strong demand and higher pricing in Coatings, Electronic Materials and Performance Chemicals, partially offset by lower sales in Salt. European sales were $498 million for the quarter, down 6 percent from the same period last year, as higher demand and selling prices were more than offset by the unfavorable impact of currencies. Asia-Pacific sales were $388 million, an 18 percent increase over the same period last year, largely due to exceptionally strong demand in Electronic Materials, along with strength in Coatings and Performance Chemicals. Latin America sales of $76 million in the quarter were 3 percent higher than the same period last year, reflecting higher selling prices and the favorable impact of currencies, partially offset by lower demand.
Comments on the First Quarter 2006 Income Statement
Gross Profit Margin in the quarter was 31.2 percent, compared to 30.2 percent in the same period last year, as higher demand with a favorable product mix, and higher selling prices, more than offset higher raw material, energy and operating costs and the unfavorable impact of currencies.
Selling and Administrative (S&A) spending of $251 million is down $8 million, or 3 percent, compared to $259 million in 2005, which included a $12 million, pre-tax, charge for an adjustment for stock-based compensation. As a percentage of sales, S&A spending of 12.0 percent was down from 12.8 percent in the comparable period in 2005.
Research spending of $72 million was up $8 million or 13 percent over the same period a year ago, due largely to increased spending to support growth projects in Electronic Materials, Coatings and Performance Chemicals.
Interest expense for the quarter was $25 million, down 29 percent from the same period in 2005, primarily due to lower levels of debt and a lower overall effective interest rate. During 2005, the company retired $400 million in U.S. notes and successfully exchanged over €200 million in Euro-denominated notes for a more favorable effective interest rate and an extended term.
Income tax expense for the quarter was $90 million, reflecting an effective tax rate of 29.9 percent, as compared to income tax expense of $70 million, or an effective tax rate of 30.4 percent in the prior year period.
Full-Year Guidance
Gupta noted that, while the outlook for global demand and input costs remains very uncertain, the company expects 3 to 4 percent overall demand growth for the year, with higher sales growth in key markets, such as electronic materials and coatings. “Rohm and Haas remains focused on improving its sales mix through the introduction of new and improved products, managing our selling prices in the face of continuing high and volatile raw material and energy
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costs, maintaining our drive for aggressive growth in emerging markets, improving the efficiency of manufacturing operations, and streamlining its processes,” Gupta said. “As a result, we expect full-year sales growth in the 3 to 5 percent range, yielding annual sales of approximately $8.3 billion and full-year 2006 earnings in the $3.15 to $3.30 per share range.”
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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Its technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, Pa, the company generated annual sales of approximately $8 billion in 2005. Visit www.rohmhaas.com for more information.
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CONTACTS:	Investor Relations	Media Relations
	Gary O’Brien	Richard Williams
	Director, Investor Relations	Corporate Communications
	+1-215-592-3409	+1-215-592-2409
	GOBrien@rohmhaas.com	RichardWilliams@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
			Percent
	2006	2005	Change
Net sales	$2,083	$2,022	3%
Cost of goods sold	1,434	1,412	2%

Gross profit	649	610	6%

Selling and administrative expense	251	259
Research and development expense	72	64
Interest expense	25	35
Amortization of intangibles	14	15
Restructuring and asset impairments	4	(4)
Loss on early extinguishment of debt	—	17
Share of affiliate earnings, net	3	3
Other (income), net	(15)	(3)

Earnings from continuing operations before income taxes and minority interest	301	230
Income taxes	90	70
Minority interest	4	1

Net earnings	$207	$159

Basic net earnings per share:	$0.94	$0.71

Diluted net earnings per share:	$0.93	$0.70

Weighted average common shares outstanding — basic:	220.9	224.1
Weighted average common shares outstanding — diluted:	223.2	226.5

Other Data:
Capital spending	$53	$48
Depreciation expense	$102	$104

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	March 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$675	$566
Restricted cash	3	4
Receivables, net	1,503	1,507
Inventories	858	825
Prepaid expenses and other current assets	286	303

Total current assets	3,325	3,205

Land, buildings and equipment, net of accumulated depreciation	2,630	2,681
Investments in and advances to affiliates	142	146
Goodwill, net of accumulated amortization	1,608	1,601
Other intangible assets, net of accumulated amortization	1,606	1,618
Other assets	462	476

Total Assets	$9,773	$9,727

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$311	$121
Trade and other payables	585	617
Accrued liabilities	644	813
Income taxes payable	235	193

Total current liabilities	1,775	1,744

Long-term debt	1,889	2,074
Employee benefits	662	653
Deferred income taxes	974	987
Other liabilities	235	241

Total Liabilities	5,535	5,699

Minority Interest	114	111

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized- 25,000,000 shares; issued-no shares	—	—
Common stock; par value- $2.50; authorized- 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,185	2,152
Retained earnings	1,905	1,762

	4,695	4,519

Treasury stock at cost (2006 - 18,580,435 shares; 2005 - 20,115,637 shares)	(385)	(409)
ESOP shares (2006 - 9,071,612 shares; 2005 - 9,220,434 shares)	(86)	(88)
Accumulated other comprehensive loss	(100)	(105)

Total Stockholders’ Equity	4,124	3,917

Total Liabilities and Stockholders’ Equity	$9,773	$9,727

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries (in millions) (unaudited)	Appendix I
     Net Sales by Business Segment and Region

	Three Months Ended
	March 31,
	2006	2005
Business Segment
Coatings	$673	$624
Monomers	473	477
Performance Chemicals	434	404
Electronic Materials	374	302
Salt	263	318
Adhesives and Sealants	185	193
Elimination of Intersegment Sales	(319)	(296)

Total	$2,083	$2,022

Customer Location
North America	$1,121	$1,091
Europe	498	529
Asia-Pacific	388	328
Latin America	76	74

Total	$2,083	$2,022

     Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended
	March 31,
	2006	2005
Business Segment
Coatings	$51	$49
Monomers	66	59
Performance Chemicals	40	42
Electronic Materials	51	25
Salt	18	30
Adhesives and Sealants	15	16
Corporate	(34)	(62)

Total	$207	$159

Rohm and Haas Company and Subsidiaries (in millions) (unaudited)	Appendix II
     Provision for Restructuring and Asset Impairments by Business Segment

	Three Months Ended
	March 31,
Pre-tax	2006	2005
Business Segment
Coatings	$5	$—
Monomers	—	—
Performance Chemicals	—	(1)
Electronic Materials	(1)	4
Salt	—	—
Adhesives and Sealants	1	(1)
Corporate	(1)	(6)

Total	$4	$(4)

	Three Months Ended
	March 31,
After-tax	2006	2005
Business Segment
Coatings	$3	$—
Monomers	—	—
Performance Chemicals	—	(1)
Electronic Materials	(1)	3
Salt	—	—
Adhesives and Sealants	1	—
Corporate	(2)	(5)

Total	$1	$(3)

     EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Futhermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended
	March 31,
	2006	2005
Business Segment
Coatings	$97	$95
Monomers	117	104
Performance Chemicals	79	81
Electronic Materials	96	57
Salt	47	62
Adhesives and Sealants	27	32
Corporate	(18)	(45)

Total	$445	$386

     Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended
	March 31,
	2006	2005
EBITDA	$445	$386
Asset Impairments	3	2
Interest expense	25	35
Income taxes	90	70
Depreciation expense	102	104
Amortization of finite-lived intangibles	14	15
Minority Interest	4	1

Net Earnings from Continuing Operations	$207	$159

(1)	EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. A copy of the full year 2005 reclassified schedule can be found on the Company’s website at www.rohmhaas.com.